U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2003

THERMA-WAVE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26911

(Commission File Number)

94-3000561

(I.R.S. Employer Identification Number)

1250 Reliance Way

Fremont, California 94539

(Address of Principal Executive Offices)

(Zip Code)

(510) 668-2200

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

ITEM 5. OTHER EVENTS

In late January 2003, management became aware of a possible revenue recognition issue associated with the sale of one tool through one of our foreign branches. In addition, management became aware of potential non- compliance with the company's expense reimbursement policies by certain employees at the same foreign branch. While the evidence of the revenue recognition issue was not clear at that time, conflicting facts arose that indicated that revenue recognized in the quarter ended September 30, 2001 from the sale of the tool at issue potentially should have been deferred until a later period. In early February 2003, our Audit Committee launched an internal investigation relating to these issues.

On February 13, 2003, we filed a Form 12b-25 with the Securities and Exchange Commission indicating that we were conducting an internal investigation at a foreign branch to evaluate (i) the timing of and the amount of revenue derived from a customer's purchase of a product for which we recorded $1.0 million of revenue in the second quarter of fiscal 2002, (ii) the business expense practices of our employees at that foreign branch, and (iii) whether as a result of the foregoing we had any other accounting issues. We also indicated that, as a part of the internal investigation, we were taking corrective actions with regard to the management of that foreign branch. We also advised that based on the information then available to us, we did not believe that the outcome of the internal investigation would have a material adverse effect on our business or financial condition. However, we did indicate in our Form 12b-25 filing that the results of the investigation would likely result in a restatement of our financial statements for the quarter ended September 30, 2001 and for the year ended March 31, 2002.

On March 3, 2003, we issued a press release announcing that an internal investigation was being conducted by our Audit Committee, outside counsel and outside auditors with respect to one of our foreign branches. The outside auditing firm advising the Audit Committee and participating in the investigation was Grant Thornton LP. The internal investigation was being conducted to determine the impact of (i) the additional terms and conditions agreed to by the foreign branch's local management with respect to equipment shipped to certain customers and related timing of recognizing revenue under accounting principles generally acceptable in the United States, and (ii) the business expense practices of our employees at that foreign branch. We also indicated that the revenue transactions then being investigated represented actual shipments of equipment that were originally recorded in fiscal 2002 and that as a part of the internal investigation, we were taking corrective actions with regard to management at that foreign branch. We also provided in the press release that as part of the investigation, we were evaluating whether there were any accounting issues at a second foreign branch and that it was possible that other matters would come to our attention as a result of the investigation and, if they did, we would have to expand the scope of our investigation. We also announced that based on the information then available to us, we did not believe that the outcome of the internal investigation would have a material adverse effect on our business or financial condition. However, we did announce that we expected a restatement of our financial statements for certain prior periods.

From February 2003 through April 2003, based on the investigation conducted by our Audit Committee, outside legal counsel and an independent forensic accounting firm, a number of changes to the our Taiwan management team and executive management team were effected, including termination of certain employees.

As a result of the matters noted above, management conducted a detailed review of revenue recognition with the assistance of the company's independent accountants. The additional review undertaken by management resulted in the revenue and related costs (including associated warranty and installation costs) for three transactions to be restated as follows:

  Product revenues of $1,000,000 and related cost of goods sold of $367,000, which were originally recognized in the quarter ended September 30, 2001 are being restated to defer the recognition of the revenue and cost of goods sold related to this sale until the quarter ended March 31, 2003. Changes in the original terms of arrangement between the company and its customer were made just subsequent to the date of original revenue recognition and provided for the completion of additional services. These services were not completed until the quarter ended March 31, 2003.
  Product revenues of $760,000 and related cost of goods sold of $499,000 (including $10,000 of warranty and installation costs), related to two tools, which were originally recognized in the quarter ended March 31, 2002 are being restated to defer the recognition of the revenue and related cost of goods sold for one of the tools until the quarter ended September 30, 2002 ($360,000 of revenue and related product cost of the tool $152,000) and for the other tool revenue has not been recognized ($400,000) and the cost of the tool ($337,000) is included in inventory.

This change relates to shipments made to a distributor that did not have the ability to pay independent of completing the ultimate sale to the end customer. As a result of the above, we have restated our financial reports for the quarterly periods ended September 30, 2001, December 31, 2001, June 30, 2002 and September 30, 2002, and the year ended March 31, 2002, all of which were affected by the above revenue transactions. No adjustments related to non- compliance with the company's expense reimbursement policies were required as unauthorized amounts were expensed at the time they were incurred and are not deemed recoverable from the former employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 5, 2003 Therma-Wave, Inc.

By: ___/s/ L. Ray Christie

Name: L. Ray Christie

Title: Senior Vice President and

Chief Financial Officer